UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2012

SKYPEOPLE FRUIT JUICE, INC.

(Exact name of registrant as specified in its charter)

Florida	001-34502	98-0222013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, China Development Bank Tower, No. 2, Gaoxin 1st Road, Xi’an, PRC
(Address of principal executive offices)

710075
(Zip code)

86-29-88377161
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes of Control of Registrant

Pursuant to a share exchange agreement dated September 14, 2012, Hongke Xue and Yongke Xue, each contributed 11,736,626 and 171,935 shares of Common Stock of SkyPeople Fruit Juice, Inc. (the “Company”), respectively, to Golden Dawn International Limited (“Golden Dawn”), a company established under the laws of the British Virgin Islands and a wholly-owned subsidiary of SkyPeople International Holdings Group Limited (“SP International”), an exempted company with limited liability established under the laws of the Cayman Islands.  In exchange for such contributions, SP International issued shares to V.X. Fortune Capital Limited, which is wholly owned by Yongke Xue (“VX”), and Kingline International Limited, which is wholly owned by Hongke Xue, resulting in Yongke Xue and Hongke Xue indirectly owning 80.0% and 9.4% equity interest in SP International, respectively.  Yongke Xue and Hongke Xue are brothers.

On September 14, 2012, the sole shareholder of China Tianren Organic Food Holding Company Limited (“China Tianren”), which holds 1,467,078 shares of Common Stock of the Company, transferred 100% of his interest in China Tianren to Everlasting Rich Limited (“Everlasting Rich”), a wholly-owned subsidiary of SP International.

Prior to the transactions described above, Hongke Xue held 11,736,626 shares, or 44.3%, of the Company’s Common Stock. Following the transactions described above, SP International indirectly and beneficially owns, through its control over its wholly owned subsidiaries, Golden Dawn and Everlasting Rich, an aggregate of 13,375,639 shares of the Company’s Common Stock, or 50.46% of the total outstanding shares of the Company’s Common Stock.  Accordingly, SP International will have sufficient voting power to exercise control over the Company’s business and affairs and will be able to determine the outcome of any matter submitted to a vote of shareholders of the Company that requires the approval of a majority of the voting power of the Company’s Common Stock.  SP International is controlled by Yongke Xue, the Chief Executive Officer and Chairman of the Board of Directors of the Company, who indirectly and beneficially owns 80% equity interest in SP International and also serves as the sole director of SP International.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2012

SKYPEOPLE FRUIT JUICE, INC.

By: /s/ Yongke Xue

      Yongke Xue

      Chief Executive Officer